                          TRANSITION SERVICES AGREEMENT

         THIS TRANSITION SERVICES AGREEMENT, dated as of ____________, 200_, by and between Ceridian Corporation, a Delaware corporation to be renamed Arbitron Inc. ("CERIDIAN"), and New Ceridian Corporation, a Delaware corporation to be renamed Ceridian Corporation ("NEW CERIDIAN").

         WHEREAS, Ceridian and New Ceridian have entered into a Distribution Agreement (as defined below);

         WHEREAS, prior to the Distribution Date (as defined in the Distribution Agreement), Ceridian, acting through its direct and indirect Subsidiaries (as defined in the Distribution Agreement) and divisions, conducted the Human Resources Business, the Comdata Business and the Media Information Business (each as defined in the Distribution Agreement);

         WHEREAS, pursuant to the Distribution Agreement, Ceridian will reorganize its business by separating from Ceridian the Human Resources Business and the Comdata Business by (a) causing the Human Resources Business and the Comdata Business to be owned and conducted, directly or indirectly, by New Ceridian and its Subsidiaries, and (b) causing the Media Information Business to continue to be owned and conducted, directly or indirectly, by Ceridian and its remaining Subsidiaries;

         WHEREAS, prior to the Distribution Date, the Media Information Business received various support services from the Human Resource Business and the Comdata Business; and

         WHEREAS, following the Distribution Date, Ceridian and New Ceridian desire that for purposes of continuity and transition New Ceridian continue to provide certain services to Ceridian and its Subsidiaries, such services to be provided in a manner as historically provided prior to the Distribution Date, and on the terms and conditions as set forth in this Agreement and the Schedule attached hereto.

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                   ARTICLE 1.

                                   DEFINITIONS

1.1 GENERAL. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Distribution Agreement.

1.2 DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

         (a) "CONFIDENTIAL INFORMATION" means any and all information disclosed to the receiving party by a disclosing party concerning such disclosing party or information regarding other parties in the disclosing party's possession, custody or under its control, in any form whatsoever, including without limitation, visual, oral, graphic, electronic or model form.


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         (b)      "CONTACT PERSONS" means the persons set forth opposite each
                  Service on Schedule A attached to this Agreement, or such persons' successors or substitute, who have been designated by Ceridian and New Ceridian to handle all matters relating to such Service.

         (c) "DISTRIBUTION AGREEMENT" means that certain Distribution Agreement, dated _____, 200_, by and between Ceridian and New Ceridian.

         (d) "EMPLOYEE BENEFITS INFORMATION" means information relating to the administration of Ceridian's and New Ceridian's employee benefit programs as provided in Schedule A attached to this Agreement, including, but not limited to, information and/or data submitted for reimbursement of, or in support of, any benefits claims (including but not limited to health, counseling, medical, dental or disability claims).

         (e) "SERVICE" or "SERVICES" means each of the services described in Schedule A attached to this Agreement to be provided by or on behalf of New Ceridian to Ceridian pursuant to the terms and conditions of this Agreement.

         (f)      "SERVICE CHARGE" shall have the meaning given such term in
                  Section 4.1 of this Agreement.

         (g) "SERVICE DESCRIPTION" means the description of each individual Service respectively provided in Schedule A to this Agreement.

         (h)      "STANDARD OF CARE" shall have the meaning given such term in
                  Section 2.2 of this Agreement.

         (i) "TERM" shall have the meaning given such term in Section 3.1 of this Agreement.

                                   ARTICLE 2.

                                    SERVICES

2.1 SERVICES TO BE PROVIDED. In addition to any obligation New Ceridian has to perform services for Ceridian pursuant to the Distribution Agreement and subject to the terms of this Agreement, New Ceridian will provide, or will cause a Subsidiary of New Ceridian to provide, to Ceridian or a Subsidiary of Ceridian the Services during the Term in a manner and at a level of service consistent in all material respects with the services provided to the Media Information Business as it existed prior to the Distribution Date.

2.2 STANDARD OF CARE. New Ceridian shall provide such Services exercising the same degree of care, priority and diligence as it exercises in performing the same or similar services for itself and its Affiliates (collectively, the "STANDARD OF CARE").

2.3 MODIFICATION OF SERVICES. Schedule A to this Agreement identifies the Services to be provided by New Ceridian and, subject to the mutual agreement of the parties hereto acting reasonably, it may be amended from time to time, to add any additional Services or to modify or delete Services. During the Term, service upgrades and improvements which New Ceridian provides to its own internal organizations will be made available to


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         Ceridian to the extent that the parties mutually agree upon the price for any such upgrade or improvement.

2.4 INDEPENDENCE. Unless otherwise agreed in writing, all employees and representatives of New Ceridian will be deemed for purposes of all compensation and employee benefits matters to be employees or representatives of New Ceridian and not employees or representatives of Ceridian. In performing the Services, such employees and representatives will be under the direction, control and supervision of New Ceridian (and not Ceridian) and New Ceridian will have the sole right to exercise all authority with respect to the employment (including, without limitation, termination of employment), assignment and compensation of such employees and representatives.

2.5 NON-EXCLUSIVITY. Nothing in this Agreement shall preclude Ceridian from obtaining, in whole or in part, services of any nature that may be obtainable from New Ceridian, from its own employees or from providers other than New Ceridian.

2.6 COOPERATION. Ceridian shall, in a timely manner, take all such actions as may be reasonably necessary or desirable in order to enable or assist New Ceridian in the provision of the Services, including, but not limited to, providing necessary information and specific written authorizations and consents, and New Ceridian shall be relieved of its obligations hereunder to the extent that Ceridian's failure to take any such action renders performance by New Ceridian of such obligations unlawful or impracticable.

2.7 LIMITATION ON SERVICES. New Ceridian shall not be required to expand its facilities, incur new long-term capital expenses or employ additional personnel in order to provide the Services to Ceridian. Furthermore, New Ceridian shall not be obligated to provide Services hereunder that are greater in nature and scope than the comparable services provided by New Ceridian to Ceridian prior to the Distribution Date, or that are greater in nature or scope than comparable services provided by New Ceridian during the Term to its own internal organizations, except as may be specifically provided on Schedule A to this Agreement.

2.8 PERSONNEL. In providing the Services, New Ceridian as it deems necessary or appropriate in its sole discretion, may (a) use the personnel of New Ceridian or its Affiliates, and (b) employ the services of third parties to the extent such third party services are routinely utilized to provide similar services to other businesses of New Ceridian or are reasonably necessary for the efficient performance of any of such Services. Ceridian may retain at its own expense its own consultants and other professional advisers.

2.9 RIGHT TO DETERMINE PRIORITY. If there is an unavoidable conflict between the immediate needs of New Ceridian and those of Ceridian as to the use of or access to a particular Service to be provided by New Ceridian, New Ceridian shall have the right, in its sole discretion, to establish reasonable priorities, at particular times and under particular circumstances, as between New Ceridian and Ceridian. In any such situation, New Ceridian shall provide notice to Ceridian of the establishment of such priorities at the earliest practicable time.

                                   ARTICLE 3.

                              TERM AND TERMINATION


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3.1      TERM. This Agreement shall become effective on the Distribution Date and shall remain in force for a period of one year (the "TERM"), unless terminated earlier pursuant to Section 3.2 below. Ceridian shall not have any obligation to continue to use any of the Services and may delete any Service from Schedule A that New Ceridian is providing to Ceridian by giving New Ceridian sixty (60) days notice thereof. In the event any Service is terminated by Ceridian, Schedule A shall be amended to reflect such amendment to the Services.

3.2      TERMINATION.

         (a) TERMINATION WITHOUT CAUSE. The obligation of New Ceridian to provide or cause to be provided each Service to be provided hereunder shall terminate on the earliest to occur of:

                  (i)      The expiration of the Term;

                  (ii) The expiration of the term (including any available renewal term) during which such Service is to be provided as specified in Schedule A, each such term to commence on the Distribution Date;

                  (iii) The date sixty (60) days following written notice from New Ceridian that New Ceridian is discontinuing permanently the provision of a Service to its own internal organizations;

                  (iv) The date sixty (60) days (or such longer period as is specified in Schedule A) after New Ceridian receives written notice that Ceridian no longer desires that a Service be provided; or

                  (v)      The date of termination pursuant to Section 3.2(b).

         (b) TERMINATION FOR CAUSE. Subject to Section 7.3, if either party hereto shall fail to adequately perform in any material respect any of its material obligations under this Agreement (other than a payment default) (the "DEFAULTING PARTY"), the other party entitled to the benefit of such performance (the "NON-DEFAULTING PARTY") may give thirty (30) days' written notice to the Defaulting Party specifying the nature of such failure or default and stating that the Non-Defaulting Party intends to terminate this Agreement, either in its entirety or partially as set forth in Section 3.2(c), if such failure or default is not cured within thirty (30) days of such written notice. If any failure or default so specified is not cured within such 30-day period, the Non-Defaulting Party may elect to immediately terminate this Agreement in whole or in part with respect to the Defaulting Party; provided, however, that if the failure or default relates to a dispute contested in good faith by the Defaulting Party, the Non-Defaulting Party may not terminate this Agreement pending the resolution of such dispute in accordance with Section 7.4 hereof. Such termination shall be effective upon giving a written notice of termination from the Non-Defaulting Party to the Defaulting Party and shall be without prejudice to any other remedy which may be available to the Non-Defaulting Party against the Defaulting Party.


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         (c)      PARTIAL TERMINATION. Under circumstances specified in Section
                  3.2(b) entitling the Non-Defaulting Party to terminate this Agreement in its entirety, the Non-Defaulting Party shall have the following options to partially terminate this Agreement upon the same notice provisions as specified in Section 3.2(b):

                  (i) If the default relates to the payment for a Service, New Ceridian may terminate this Agreement as to the provision of that Service or all Services to Ceridian, but continue this Agreement in all other respects; or

                  (ii) If the default relates to the provision of a Service, Ceridian may terminate this Agreement as to the provision of that Service or all Services by New Ceridian, but continue this Agreement in all other respects.

3.3      EFFECT OF TERMINATION.

         (a) Ceridian specifically agrees and acknowledges that all obligations of New Ceridian to provide each Service for which New Ceridian is responsible hereunder shall immediately cease upon the termination of this Agreement. Upon the cessation of New Ceridian's obligation to provide any Services, Ceridian shall immediately cease using, directly or indirectly, such Service (including, without limitation, any and all software of New Ceridian or third party software provided through New Ceridian, telecommunications services or equipment, or computer systems or equipment).

         (b) Upon termination of a Service with respect to which New Ceridian holds books, records or files, including current or archived copies of computer files, owned by Ceridian and used by New Ceridian in connection with the provision of a Service to Ceridian, New Ceridian will return all of such books, records or files as soon as reasonably practicable; provided, however, that New Ceridian may make a copy, at its expense, of such books, records or files for archival purposes only.

         (c) Without prejudice to the survival of the other agreements of the parties, the following obligations shall survive the termination of this Agreement: (a) the obligations of each party under Section 3.3(b) and Articles 5 and 6, and (b) New Ceridian's right to receive the Service Charges for the Services provided by it hereunder pursuant to Section 4.1 below incurred prior to the effective date of termination.


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                                   ARTICLE 4.

                                  COMPENSATION

4.1 SERVICE CHARGE. As consideration for the provision of the Services, Ceridian shall, for each Service performed, pay New Ceridian the applicable fee for such Service set forth in Schedule A to this Agreement, plus any additional charges as described below (such fee and any additional charges being collectively referred to in this Agreement as the "SERVICE CHARGE" for such Service. The fee for each Service provided by New Ceridian shall be either (a) a base fee, as specified in Schedule A, or (b) if not otherwise specified on Schedule A, New Ceridian's fully loaded cost for such Service. Unless otherwise stated in Schedule A, such allocations shall be made on a basis consistent with the allocation methodology used by New Ceridian immediately prior to the Distribution Date, which shall include a fair and reasonable allocation for New Ceridian's employee benefit costs relating to employees, and for New Ceridian's facilities and other overhead. In addition to the Service Charge for such Services, New Ceridian shall also be entitled to reimbursement from Ceridian upon receipt of reasonable supporting documentation for all out-of-pocket expenses incurred in connection with New Ceridian's provision of the Services which are not included as part of the normal allocated cost. In the event the Service is terminated, the Service Charge will be prorated for the number of days of Service received in the calendar month (based on a thirty day month) in which the Service is terminated.

4.2      INVOICING AND PAYMENTS.

         (a) INVOICES. After the end of each month, New Ceridian, together with its Affiliates and/or Subsidiaries providing Services will submit one invoice to Ceridian for all Services provided to Ceridian and Ceridian's Subsidiaries by New Ceridian during such month. Such monthly invoices shall be issued when New Ceridian issues its invoices in the ordinary course of its business. Each invoice shall include a summary list of the previously agreed upon Services for which there are fixed dollar fees, together with documentation supporting each of the invoiced amounts that are not covered by the fixed fee agreements. The total amount set forth on such summary list and such supporting detail shall equal the invoice total, and will be provided under separate cover apart from the invoice. All invoices shall be sent to the attention of Ceridian at the address set forth in Section 7.8 hereof or to such other address as Ceridian shall have specified by notice in writing to New Ceridian.

         (b) PAYMENT. Payment of all invoices in respect of Service shall be made by check or electronic funds transmission in U.S. Dollars, without any offset or deduction of any nature whatsoever, within thirty (30) days of the invoice date. Invoices unpaid as of such date shall accrue interest at an annual rate of the lower of (i) two percentage points higher than the reference rate publicly announced from time to time by Bank of America, N.A. or (ii) the highest possible rate allowed by applicable law. All payments shall be made to the account designated by New Ceridian to Ceridian, with written confirmation of payment sent by facsimile to New Ceridian or other person designated thereby. If any payment is not paid when due, New Ceridian shall have the right, without any liability to Ceridian, or anyone claiming by or through Ceridian, upon thirty (30) days' notice, to cease


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                  providing any or all of the Services provided by New
                  Ceridian to Ceridian, which right may be exercised by New Ceridian in its sole and absolute discretion.

4.3 TAXES. To the extent not included directly in the price New Ceridian charges for Services, Ceridian shall pay to New Ceridian the amount of any taxes or charges set forth in (a) through (c) of this Section 4.3 imposed now or in the future by any Governmental Authority including any increase in any such tax or charge imposed on New Ceridian after the Distribution Date and during the Term of this Agreement.

         (a) Any applicable sales, use, gross receipts, value added or similar tax that is imposed as a result of, or measured by, any Service rendered hereunder unless covered by an exemption certificate.

         (b) Any applicable real or personal property taxes, including any special assessments, and any impositions imposed on New Ceridian in lieu of or in substitution for such taxes on any property used in connection with any Service rendered hereunder.

         (c) Any other governmental taxes, duties and/or charges of any kind, excluding any income or franchise taxes imposed on New Ceridian, which New Ceridian is required to pay with respect to any Service rendered hereunder.

4.4 DISPUTED AMOUNTS. In the event Ceridian disputes the accuracy of any invoice, Ceridian shall pay the undisputed portion of such invoice and the parties hereto will promptly meet and seek to resolve the disputed amount of the invoice. If Ceridian fails to pay any undisputed amount owed under this Agreement, Ceridian shall correct such failure promptly following notice of the failure, and shall pay New Ceridian interest on the amount paid late at an annual interest rate equal to the lower of
         (i) two percentage points higher than the reference rate publicly announced from time to time by Bank of America, N.A. or (ii) the highest possible rate allowed by applicable law, prorated for the number of days such overdue amounts are outstanding.

                                   ARTICLE 5.

                                 CONFIDENTIALTY

5.1 CONFIDENTIALITY OBLIGATION. Each of the parties hereto agrees to keep confidential and neither disclose to others nor use (or permit the use of), except as permitted in this Agreement, any Confidential Information or Employee Benefits Information received from the other party pursuant to this Agreement, and shall keep, and shall cause its consultants and advisors to keep, confidential all Confidential Information and Employee Benefits Information received pursuant to or in connection with this Agreement.

5.2 LIMITS ON DISCLOSURE. The receiving party shall treat all Confidential Information and Employee Benefits Information in the same manner and with the same degree of care (but in any event with no less of a degree of care than is reasonable for such information) as it uses with respect to its own Confidential Information and Employee Benefits Information of like nature, and shall disclose Confidential Information and Employee Benefits Information of the other party only to its employees and agents who have a need to know it.


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5.3      EXCEPTIONS. The obligations set forth in this Article 5 shall not apply with respect to any Confidential Information which:

         (a) Is generally available to the public or subsequently becomes generally available to the public through no breach by the receiving party of its obligations under this Agreement or any prior agreements between the parties hereto concerning confidentiality;

         (b) Is received from a third party who is legally free to disclose such Confidential Information and who did not receive such Confidential Information in confidence from the disclosing party; or

         (c) Is independently developed by the receiving party without reference to the Confidential Information received from the disclosing party.

5.4 PERMITTED DISCLOSURES. Notwithstanding any provision of this Article 5 to the contrary, in exercising the rights granted under this Agreement, New Ceridian may disclose Confidential Information to third parties for the purpose of obtaining Services permitted hereunder; provided, however, that (i) New Ceridian provides prior written notice to Ceridian setting forth the name of the third party and the reason for the disclosure, and (ii) any such third party to whom such Confidential Information is disclosed shall have first entered into a written agreement imposing such obligations on the third party that are at least as stringent as those imposed on the parties to this Agreement.

5.5 SUBPOENA OR DEMAND. Notwithstanding any provision of this Article 5 to the contrary, a party to this Agreement may disclose Confidential Information and/or Employee Benefits Information pursuant to a subpoena or demand for production of documents in connection with any suit or arbitration proceeding, any administrative procedure or hearing before a governmental or administrative agency or instrumentality thereof, or any legislative hearing or other similar proceeding, provided that the receiving party shall promptly notify the disclosing party of the subpoena or demand and provided further that in such instances, the parties hereto use their reasonable best efforts to maintain the confidential nature of the Confidential Information and/or Employee Benefits Information by protective order or other means.

5.6 GOVERNMENT AUDIT. Notwithstanding any provision of this Article 5 to the contrary, a party to this Agreement may disclose Confidential Information (other than information which is not required by U.S. Government regulations to be made available to U.S. Government auditors (e.g., internal audit reports)) to U.S. Government auditors upon request during the performance of a governmental audit or review of any U.S. Government contract of such party in the normal course of the audit function and according to standard practices; provided that prompt notice of the disclosure of such information shall be given prior to such disclosure to the party from which the information was obtained.


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                                   ARTICLE 6.

                       LIMITATION OF LIABILITY; INDEMNITY

6.1 LIMITATION ON LIABILITY. New Ceridian shall have no liability to Ceridian or any third party in connection with the provision of the Services except to the extent such Services were provided in breach of New Ceridian's Standard of Care and, in such a case, only to the extent of the following:

         (a) a dollar amount limited to the amount of insurance proceeds paid to New Ceridian therefor from a third party insurance company, and

         (b)      at the option of Ceridian, New Ceridian shall either:

                  (i) perform again the particular Service performed in breach of the Standard of Care at no cost to Ceridian, or

                  (ii) give Ceridian a refund of the portion of the Service Charge attributable to the cost of performance of the Service provided in breach of the Standard of Care.

         IN NO EVENT SHALL NEW CERIDIAN BE LIABLE IN CONNECTION WITH ITS PROVISION OF THE SERVICES FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING ANY FINES OR PENALTIES PAYABLE BY CERIDIAN TO ANY GOVERNMENT AUTHORITY, OR FOR ANY LOSS OF PROFITS OR OTHER ECONOMIC DAMAGES.

6.2 INDEMNITY. Ceridian hereby agrees to indemnify and hold New Ceridian and its Affiliates, officers, directors, agents and employees (collectively, the "INDEMNITEES") harmless from and against any and all liabilities, losses, damages, expenses, fines and penalties of any kind, including reasonable attorneys' fees and disbursements, incurred by the Indemnitees either:

         (a) as the result of any claim made against the Indemnitees by any third party arising out of New Ceridian's provision of the Services (except to the extent, and only to the extent, of New Ceridian's liability to Ceridian for the respective Service as provided in Section 6.1 above); and/or

         (b) arising out of Ceridian's negligence or malfeasance in connection with its use of the Services.

                                   ARTICLE 7.

                                  MISCELLANEOUS

7.1 INSURANCE. Except as may otherwise be provided in the Distribution Agreement, New Ceridian shall procure and maintain fire, extended casualty, public liability, worker's compensation, employer's liability and such other types of insurance which are reasonably necessary to protect itself consistent with past practice (which may include self-insurance).


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7.2      AUDIT RIGHT. Upon reasonable prior written requests, Ceridian shall have the right to audit New Ceridian's calculations and schedules thereto, of the costs and expenses for the Services provided hereunder. Upon the request of Ceridian, New Ceridian shall provide Ceridian with copies of invoices relating to any third party costs and expenses relating to the Services.

7.3 FORCE MAJEURE. Neither Ceridian nor New Ceridian shall be liable for any delays in its performance hereunder caused by events beyond its reasonable control (each a "FORCE MAJEURE EVENT") including, without limitation: acts of God, acts of government, fire, equipment breakdown, strikes or other similar labor disputes (settlements of which shall be in the sole discretion of the employer), or the inability to acquire materials or third-party services. Upon the occurrence of any event which is reasonably expected to or does cause a delay in the performance hereunder, the person or party hereto whose performance is or may be delayed shall give prompt written notice thereof to the other party to this Agreement. The parties hereto shall use reasonable efforts to cooperate and minimize the impact of such Force Majeure Event on the provision of the Services.

7.4 DISPUTES. In the event any dispute arises out of or in connection with the execution, interpretation, performance or nonperformance of this Agreement, New Ceridian and Ceridian agree to settle such dispute as follows. The appropriate Contact Persons for such dispute shall negotiate in good faith for a reasonable period of time to settle such dispute; provided, however, such reasonable period shall not, unless otherwise agreed by the parties in writing, exceed thirty (30) days from the time the parties began such negotiations. If after such reasonable period the Contact Persons are unable to settle the dispute, New Ceridian and Ceridian agree to settle such dispute in accordance with the dispute resolution mechanism set forth in Article VI of the Distribution Agreement.

7.5 CONSENT TO JURISDICTION. Without limiting the provisions of Section 7.4 hereof, each of the parties hereto irrevocably submits to the exclusive jurisdiction of (a) the District Court, County of Hennepin, Fourth Judicial District, State of Minnesota, and (b) the United States District Court for Minnesota in Minneapolis, Minnesota, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for Minnesota in Minneapolis, Minnesota or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the District Court, County of Hennepin, Fourth Judicial District, State of Minnesota. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth below shall be effective service or process for any action, suit or proceeding in Minnesota with respect to any matters to which it has submitted to jurisdiction in this
         Section 7.5. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the District Court, County of Hennepin, Fourth Judicial District, State of Minnesota, or (ii) the United States District Court for Minnesota in Minneapolis, Minnesota and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenience forum.


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7.6      BOOKS AND RECORDS. New Ceridian shall, upon reasonable notice and during normal business hours, allow Ceridian's financing personnel reasonable access to its books, records and other information necessary to confirm the calculation of the compensation and reimbursement due New Ceridian hereunder.

7.7 COMPLETE AGREEMENT; CONSTRUCTION. This Agreement, including the Schedule attached hereto, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and the Schedule attached hereto, the Schedule shall prevail.

7.8 NOTICES. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

                  TO CERIDIAN:

                     9705 Patuxent Woods Drive
                     Columbia, MD  21046-1572
                     Fax:  (412) 312-8613
                     Attn:  General Counsel

                  TO NEW CERIDIAN:

                     3311 E. Old Shakopee Road
                     Minneapolis, MN  55425-1640
                     Fax:  (952) 853-7272
                     Attn:  General Counsel

7.9 WAIVERS. The failure of any party to require strict performance by any other party of any provision in this Agreement will not waive or diminish that party's right to demand strict performance thereafter of that or any other provision hereof.

7.10 AMENDMENTS. Subject to the terms of Section 2.3 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the parties hereto.

7.11 ASSIGNMENT. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other parties hereto, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

7.12 SUCCESSORS AND ASSIGNS. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

7.13 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF MINNESOTA.

7.14 SEVERABILITY. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

7.15 RELATIONSHIP OF THE PARTIES. Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship of buyer and seller of services nor be deemed to vest any rights, interest or claims in any third parties. The parties do not intend to waive any privileges or rights to which they may be entitled.

7.16 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

7.17 CONFLICT WITH PERSONNEL AGREEMENT. In the event of a conflict between the provisions of this Transition Services Agreement and the provisions of the Personnel Agreement, the provisions of the Personnel Agreement shall control.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                                     CERIDIAN CORPORATION

                                                     By:
                                                        ----------------------
                                                     Its:
                                                        ----------------------

                                                     NEW CERIDIAN CORPORATION

                                                     By:
                                                        ----------------------
                                                     Its:
                                                        ----------------------

                                   SCHEDULE A

                                    SERVICES



                                            DURATION OF SERVICE
                                          FOLLOWING DISTRIBUTION
SERVICE DESCRIPTION                                DATE                SERVICE CHARGE            CONTACT PERSONS(1)
----------------------------------------- ------------------------ ------------------------ -----------------------------
The following Tax Services:               One Year                 $250,000 per year        J. Burkle
                                                                                            (New Ceridian)

-    US, state and local income tax
     return preparation, including                                                          W. Walsh
     quarterly estimated tax filings                                                        (Ceridian)
     and declarations for fiscal year
     2001 for Ceridian and Scarborough
     JV

-    State and local monthly sales and
     use tax return preparation and
     filings

-    State and local property tax
     filings

-    Accounting for Income Taxes in
     accordance with FASB 109,
     including quarterly income
     tax provision computations and
     interactions with Ceridian's CPA
     firm

-    International tax planning and
     coordination with local tax
     experts and authorities

-    As necessary, quarterly and year
     end tax meetings with Ceridian's
     senior management

-    Tax research and planning as
     required

-    Includes fixed asset system

-    Includes Fixed Asset System


                                       14



Stockholder Services                      Six Months               $1,000 per month         A. Stark
                                                                                            (New Ceridian)

-    Legal Transfers - includes:
       Transfer shares to another
       shareholder;                                                                         J. Dwyer (Ceridian)
       Transfer shares from a
       custodian to a minor who
       is now of age;
       Transfer shares from a
       deceased individual or
       joint tenants;
       Legal name change

-    Replacement of lost, missing,
     stolen or non-receive stock
     stock certificates

-    Escheatment of accounts

-    Tax questions regarding
     cost basis

-    Stock-splits

-    Stock exchanges from
     acquisitions

-    Historical information
     regarding financial
     information, acquisitions and
     divestitures, old stock
     and bond issue

-    Assist with transfer agent's
     shareholder database


Stock Option Administration:              Unless specifically      $2,000 per month,        S. Groehler
                                          indicated below,         regardless of the        (New Ceridian)
                                          services will be for     early termination of
                                          six months               other services           J. Dwyer
                                                                                            (Ceridian)

-    Complete the reverse spin            January 26, 2001
     adjustments and balancing
     of all Ceridian outstanding
     stock options


                                      15



-    Provide a new Equity Edge software   February 15, 2001
     database (post-reverse spin of
     outstanding options; current and
     initial HR information on
     optionees; plan guidelines) to
     Ceridian

-    Prepare post-reverse spin            January 26, 2001
     conversion statements for
     Ceridian optionees

-    Complete 2000 year-end reporting     2 months
     along with W. Olson (including
     FAS 123) and balancing for
     Ceridian both for pre- and post
     reverse spin

-    Complete stock option exercises      1.5 months
     until transfer of database,
     provided Ceridian has decided
     which broker(s) they wish to use
     and how they will handle incoming
     option funds (option price and tax
     withholding), account balancing
     and journal entry transaction
     input, tax deductions and bank
     account balancing Ceridian will
     also need to decide if they will
     use newly issued shares or
     Treasury shares

-    Provide copies of agreements for    March 1, 2001
     outstanding Ceridian optionees

-    Provide backup copy of year-end     March 1, 2001
     reporting and FAS 123 reporting


                                       16



-    Assist Ceridian in working with      2 months
     E*Trade or other outside
     outsourcing vendor in preparation
     for taking over administration

-    Will agree to enter in (after
     February 15, 2001) one new set of
     annual awards if determined and
     approved by Ceridian compensation
     committee prior to releasing
     Ceridian database to outsourcing
     vendor (if first vesting does not
     occur for at least 6 months from
     award date); data must be
     provided from Ceridian with all
     required information.

-    Will provide phone consulting
     services for Ceridian administrator
     and/or outsourcing vendor

EIP (Deferred Compensation)               Two Months               $1,000                   B. McDowell
Administration Services                                                                     (New Ceridian)

(assumes same plan design as New                                                            K. Ross
Ceridian)                                                                                   (Ceridian)

OPEN ENROLLMENT:

-    Determine eligibility and provide
     The Benefits Group (TBG) with a
     census report

-    TBG prepares enrollment packages

-    New Ceridian Executive
     Compensation Department (EC)
     notifies Ceridian Payroll of
     contributions


                                       17



-    EC notifies Ceridian HR office to
     set deferred compensation flag on
     Ceridian HR Database

-    EC sends confirmations to Ceridian
     participants via e-mail regarding
     their contributions

-    EC provides Ceridian Pensions with
     a list of participants

NEWLY HIRED:

-    EC prepares enrollment packages
     following above procedure for newly
     eligible employees per Ceridian's
     instructions

TERMINATIONS/RETIREMENTS

-    EC notifies TBG of termination
     requesting valuation

-    TBG notifies employee requesting
     authorization for payment form be
     completed and returned

-    EC processes distribution through
     Trustee of EIP

ONGOING

-    Monthly, EC tracks contributions
     and audits bank reports

-    Quarterly, EC provides current
     addresses for quarterly reports and
     audits those reports

     Note: If different plan design,
     we would be


                                       18



     interested in assisting you,
     however, we would have to
     understand what is involved before
     quoting a price.

-    Train appropriate personnel

Employee Stock Purchase Plan              Six Months               $1,000 per Offering      C. Niesen
Administration Services                                            Period                   (New Ceridian)

GENERAL:                                                           Offering Periods:        J. Marshall and J. Dwyer
-    Calculate purchase price, max                                 1/16/01 - 3/15/01        (Ceridian)
     number of shares per participant                              3/16/01 - 6/15/01
     and limit

-    Complete summary report and
     forward to Ceridian HR and Finance

-    Receive file on disk from payroll

-    Complete Merrill Lynch information
     worksheet

-    Forward disk and worksheet to
     Merrill Lynch

-    Train designated Ceridian personnel

-    Prepare Management Reports

DISQUALIFYING DISPOSITIONS:

-    Ceridian Application Services (CAS)  One Year                 $1,875 per year
     will produce a file with name/                                (includes CAS charges)
     address of Ceridian employees
     who have transferred stock during
     the year

-    Letters sent to Ceridian employees


                                      19


-    Returned letters are used to
     update file who transferred or
     disposed of shares

-    Letters sent to Ceridian employees
     informing them of total dollar
     amount to be included on W2

-    Provide report to Ceridian Tax
     Dept

-    Train designated Ceridian personnel

Risk Management Consulting                Six Months               $1,000 per month         B. Glaser
                                                                                            (New Ceridian)

-    Training and consultation to
     personnel designated with this                                                         M. Reilly
     responsibility                                                                         (Ceridian)


Pension Plan Calculations Services:       Six Months               $150 per calculation     C. Dockendorf and T.
                                                                                            McNamara
-    Preparation of pension estimates                                                       (New Ceridian)
     and final calculations, including
     trustee notifications                                                                  W. Mello
                                                                                            (Ceridian)
Pension Plan Consulting Services:         Six Months               $1,000 per month         C. Dockendorf
                                                                                            (New Ceridian)

-    Assistance with establishing
     pension calculation procedures                                                         J. Marshall
     following transition services                                                          (Ceridian)

-    Miscellaneous consulting on
     pension administration


                                       20



Pension Systems Support Services:         Six Months               $600 per month           D. Deraney and
                                                                                            S. Schott
-    Monthly compensation and                                                               (New Ceridian)
     demographic updates to WyPen to
     support pension calculation                                                            Arbitron System Support
     administration                                                                         (Ceridian)

Pension Plan Qualified Domestic           Six Months               $350 per QDRO per plan   C. Dockendorf
Relations Orders Services:                                         for legal review, PLUS   (New Ceridian)
                                                                   fully-loaded costs for
-    Preparation  of Qualified  Domestic                           actuarial                J. Marshall  (Ceridian)
     Relations Order (QDRO)                                        calculations, if
     calculations.                                                 required, and $100 for
                                                                   payment commencement
                                                                   administration

401(k) Asset Transfer Services:           Two Months               $2,000 per month         C. Dockendorf
                                                                                            (New Ceridian)

-    Manage records and asset transfer
     from New Ceridian 401(k) plans to                                                      J. Marshall  (Ceridian)
     Ceridian 401(k) plan

Benefits Reporting                        Six months                                        C. Dockendorf
                                                                                            (New Ceridian)

-    Training and consulting regarding
     statutory mandated reporting                                                           J. Dwyer
     requirements (5500's)                                                                  (Ceridian)


Job Pricing Services                      Six Months to            -    No charge for       T. Lynch
                                          One Year                      survey data         (New Ceridian)

-    Ceridian to have access from New                              -    Job pricings and
     Ceridian to Radford, Towers,  &                                    stock option        K. Ross
     Hewitt Exec. Comp. Surveys (Also                                   analysis (i.e.,     (Ceridian)
     Towers Stock Option Data Base)                                     grant ranges,
                                                                        grant pools,
                                                                        etc.) $300/hour


                                       21



-    EC to gather and analyze market                               -    Pass-through
     data for requested Ceridian                                        charges only if
     executive positions and make                                       services of
     recommendations                                                    consulting firm
                                                                        is required

Diversity Resources Services:                                                               N. Anderson
                                                                                            (New Ceridian)

-    External and Internal Complaint      One Year                 $100 per hour
     Administration                                                                         K. Ross
                                                                                            (Ceridian)

-    Establish ADR Process                Two Months               $1,000 per month


Legislative Monitoring and Analysis       One Year                 $30,000 per year         J. O'Connell
                                                                                            (New Ceridian)

                                                                                            W. Walsh
                                                                                            (Ceridian)



(1) The parties to this Agreement agree that either party may upon prior written notice to the other party substitute or replace the Contact Persons identified on this Schedule A.


                                      22